Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Meredith Corporation

We consent to the use of our report dated July 30, 2004, with respect to the consolidated balance sheets of Meredith Corporation and subsidiaries as of June 30, 2004 and 2003, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2004, and the related financial statement schedule, and our report dated June 11, 2004, with respect to the statements of net assets available for benefits of the Meredith Savings and Investment Plan as of December 31, 2003 and 2002, and the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule, incorporated herein by reference.

Our report dated July 30, 2004 states as discussed in Note 2 to the consolidated financial statements, the Company has restated its financial statements as of and for the year ended June 30, 2003. Also, as discussed in Note 3 to the consolidated financial statements, the Company has adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, on July 1, 2002.

/s/ KPMG LLP

Des Moines, Iowa
June 6, 2005